                                   EXHIBIT 12

                              VORNADO REALTY TRUST

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS

(Amounts in thousands except ratios)                             Year Ended
                                    --------------------------------------------------------------------
                                    December 31,  December 31,  December 31,  December 31,  December 31,
                                        1996          1995          1994          1993          1992
                                    ------------  ------------  ------------  ------------  ------------
Income from continuing operations
    before income taxes               $61,364      $53,008        $41,240      $25,386        $ 2,263

Fixed charges                          17,214       17,333         14,647       31,610         34,392
                                      -------      -------        -------      -------        -------

Income from continuing operations
    before income taxes and
    fixed charges                     $78,578      $70,341        $55,887      $56,996        $36,655
                                      =======      =======        =======      =======        =======
Fixed charges:
    Interest and debt expense         $16,726      $16,426        $14,209      $31,155        $33,910
    1/3 of rent expense -
      interest factor                     488          465            438          455            482
                                      -------      -------        -------      -------        -------
                                       17,214       16,891         14,647       31,610         34,392

    Capitalized interest                   --          442          1,582          282             --
                                      -------      -------        -------      -------        -------
                                      $17,214      $17,333        $16,229      $31,892        $34,392
                                      =======      =======        =======      =======        =======

Ratio of earnings to fixed charges       4.56         4.06           3.44         1.79           1.07


Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of operating lease rentals).

         Rent Expense                 $ 1,465      $ 1,395        $ 1,313      $ 1,366        $ 1,446
                                      =======      =======        =======      =======        =======


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